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Investors: Peter Vozzo, 301-398-4358
Media: Jamie Lacey, 301-398-4035
http://www.medimmune.com
MEDIMMUNE REPORTS FINANCIAL RESULTS FOR FIRST QUARTER 2006
Recent highlights

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•	Dosing initiated in Phase 1 study with MEDI-545 in lupus patients

•	Human papillomavirus vaccine licensed to GlaxoSmithKline (Cervarix®) submitted for marketing approval to European regulatory agency
GAITHERSBURG, MD, April 20, 2006 — MedImmune, Inc. (Nasdaq: MEDI) announced today that total revenues for the 2006 first quarter were $498 million compared to $510 million in the 2005 first quarter.
“While we continue to make excellent progress toward achieving our long-term objectives of $2 billion in revenues and $2.00 in earnings per share in 2009, before share-based compensation expense, our recent sales results have been disappointing,” stated David M. Mott, president and chief executive officer. “As described on our year-end earnings call in February, several factors impacted U.S. sales of Synagis® (palivizumab) at the outset of the 2005-2006 respiratory syncytial virus (RSV) season from which we had hoped to be able to recover as the season progressed. Unfortunately, the effect of these factors — including changes in payer guidelines, disruptions in our distribution network, and the one-time effects of Hurricanes Rita and Katrina — have taken a more significant toll on seasonal sales of Synagis than previously expected. We have made a number of changes to our marketing and sales organization and our Synagis distribution network and are in the process of completing a significant expansion of our sales team in connection with the previously announced buyout of Abbott’s U.S. co-promotion rights for Synagis following the 2005-2006 RSV season. Following a difficult 2005-2006 RSV season, we expect worldwide reported Synagis sales to resume a pattern of high single-digit growth rates in the second half of this year.”
The company’s net earnings for the 2006 first quarter were $47 million, or $0.18 per diluted share, including share-based compensation expense and as calculated in accordance with generally accepted accounting principles (GAAP). Excluding share-based compensation expense, net earnings were $59 million, or $0.23 per diluted share, compared to $114 million, or $0.45 per diluted share, reported in the 2005 first quarter. The 2006 first quarter results reflect the impact of the company’s increased investment in its long-term business plan.
Mott continued, “With just under a third of product sales being reinvested in research and development, we are making tremendous progress toward building the long-term value of our business. In 2006, we expect to have two product candidates in registration, approximately 15 additional product candidates in clinical testing, including two in Phase 3 trials and at least three Investigational New Drug applications. We have one of the most robust pipelines in the biotechnology industry. We expect this pipeline will deliver meaningful returns on our current investment in the 2007-to-2009 timeframe.”

MEDIMMUNE REPORTS FINANCIAL RESULTS FOR FIRST QUARTER 2006
Product Sales
Total product sales for the 2006 first quarter were $492 million compared to $509 million in the 2005 first quarter. Worldwide sales of Synagis were $463 million in the 2006 first quarter compared to $472 million in the first quarter last year. Sales of Synagis to our international distributor, Abbott International (AI), were $29 million in the 2006 first quarter compared to $32 million in the 2005 first quarter, reflecting the timing of orders from AI. In the U.S., sales of Synagis were $434 million in the 2006 quarter, compared to $440 million in the first quarter of 2005. The factors that contributed to a slower than expected start to the 2005-2006 RSV season in the U.S., as stated above, continued to affect U.S. sales in the 2006 first quarter.
Worldwide sales of Ethyol® (amifostine) were $20 million in the 2006 first quarter compared to $23 million in the first quarter last year. The company believes that the decrease in sales is primarily due to the continued challenge presented by alternative therapies in the marketplace.
Margin and Operating Expense Analysis
On January 1, 2006, MedImmune adopted the new accounting standard (Statement of Financial Accounting Standards No. 123R) that requires the company to recognize expense associated with share-based compensation arrangements, including stock options. This expense is reflected in inventory, cost of goods sold, research and development (R&D) and selling, general and administrative expenses (SG&A). To aid investors in understanding the underlying components of our business, MedImmune has separately identified the share-based compensation expense in the following discussion.
Gross margins on product sales were 75 percent in the 2006 first quarter and 76 percent in the 2005 first quarter. The impact of seasonally low sales volumes for FluMist continues to exert downward pressure on overall gross margins. Excluding the impact of FluMist, first-quarter gross margins were 77 percent in both the 2006 and 2005 periods. Share-based compensation expense did not significantly impact gross margins in the 2006 first quarter.
Research and development expenses were $88 million in the 2006 first quarter. Excluding the impact of share-based compensation expense, R&D expenses were $84 million in the 2006 first quarter compared to $69 million in the 2005 first quarter. This increase in R&D expenses is primarily due to a higher level of activity from new and ongoing collaboration agreements, preclinical research and process development activities, and clinical trials for product candidates, including Numaxtm.
Selling, general and administrative expenses were $212 million in the 2006 first quarter. Excluding the impact of share-based compensation expense, SG&A expenses were $206 million, or 42 percent of product sales, in the 2006 first quarter, up from $158 million, or 31 percent of product sales, in the 2005 first quarter. SG&A expense in the first quarter of 2006 included amortization expense of $43 million, or 9 percent of product sales, related to the reacquisition of domestic promotion rights to Synagis, and $90 million, or 18 percent of product sales, of co-promotion expense. Recurring SG&A expenses of $73 million or 15 percent of product sales, included in the annualized impact of 2005 additions to the pediatric sales organization.
The effective tax rate for the 2006 first quarter was 44 percent. Excluding the impact of share-based compensation expense, the effective tax rate was 37 percent compared to 35 percent reported in the 2005 first quarter, reflecting the current absence of certain federal tax credits associated with research and development activities and increased state taxes.
Share-based compensation expense before taxes approximated $10 million in the 2006 first quarter, and was allocated to inventory, cost of goods sold, R&D expense and SG&A expense. The after-tax impact of share-based compensation expense was approximately $12 million. The total number of stock options granted in the 2006 first quarter was 3.4 million, compared to 4.0 million in the 2005 first quarter.

MEDIMMUNE REPORTS FINANCIAL RESULTS FOR FIRST QUARTER 2006
Other Results
Cash and marketable securities at March 31, 2006 were $1.6 billion as compared to $1.5 billion at December 31, 2005. The increase is primarily due to cash generated by operations during the quarter offset by continued investment in property, plant and equipment.
2006 Guidance
As a convenience to investors, MedImmune is providing an update to its previously issued guidance for 2006. MedImmune now expects that total revenues for 2006 will grow about 4 percent to approximately $1.3 billion. Following lower than expected sales of Synagis in the first half of 2006, MedImmune believes that worldwide sales of Synagis will resume their pattern of growth in the second half of the year such that worldwide sales of Synagis for the full calendar year will be about even with 2005.
In the aggregate, MedImmune now expects the 2006 impact of share-based compensation expense to be approximately $37 million, or $0.11 per diluted share, and to be allocated in roughly the same proportion as in the first quarter. The following guidance is provided excluding the impact of share-based compensation expense.

•	Gross margins are expected to be about 73 percent of product sales for the full-year 2006.

•	R&D expense in 2006 is expected to be approximately $375 million, or about 31 percent of product sales.

•	SG&A as a percentage of product sales is expected to be about 40 percent. SG&A is expected to include approximately seven percentage points attributable to amortization of the repurchase of Synagis co-promotion rights from Abbott and approximately eight percentage points attributable to co-promotion expense. Co-promotion expenses are expected to cease mid-year 2006, and will be only partially offset by approximately $25 million in annualized selling expense due to the addition of 125 new sales representatives.

•	The company’s effective tax rate is expected to be approximately 37 percent.
MedImmune expects 2006 earnings per diluted share will range from $0.30 to $0.35 before share-based compensation expense, and $0.19 to $0.24, including share-based compensation.
DISCLOSURE NOTICE AND FORWARD LOOKING STATEMENTS
This announcement contains historical financial information as of and for the three-month periods ended March 31, 2006 and March 31, 2005 that is unaudited (except for the balance sheet information as of December 31, 2005), and MedImmune assumes no obligation to update this information based on new information or future performance except as may be specifically required by applicable law or regulation.
This announcement also contains forward-looking statements regarding MedImmune’s future financial performance and business prospects. Those statements involve substantial risks and uncertainties and are present in the section captioned “2006 Guidance,” as well as other sections containing statements with words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project” or other terms of similar meaning. Those statements reflect management’s current beliefs and are based on numerous assumptions, which MedImmune cannot control and which may not develop as MedImmune expects for reasons set forth in MedImmune’s Annual Report on Form 10-K for the year ended December 31, 2005, its subsequent quarterly reports on Form 10-Q, its current reports on Form 8-K filed for events occurring in 2006 and other public disclosures and filings with the U.S. Securities and Exchange Commission. Consequently, actual results may differ materially from those projected in the forward-looking statements.
MedImmune is also developing several products for potential future marketing and the overall success of these development efforts is important for the company’s long-term prospects. There can be no assurance that such

MEDIMMUNE REPORTS FINANCIAL RESULTS FOR FIRST QUARTER 2006
development efforts will succeed, that such products will receive required regulatory clearance or that, even if such regulatory clearance is received, such products will ultimately achieve commercial success.
This press release, including the reconciliation of certain historical data presented in this release to their most comparable GAAP measures, can be found on MedImmune’s website at http://www.medimmune.com in the box marked “News” or with the archived press releases on the Investor Summary page.
Conference Call & Webcast
MedImmune is offering a live webcast of a discussion by MedImmune management of its earnings and other business results on Thursday, April 20, 2006 at 8:00 a.m. eastern time. The live webcast may be accessed in the investor section of MedImmune’s website, www.medimmune.com. A replay of the webcast will also be available via the MedImmune website until April 27, 2006. An audio replay of the webcast will be available beginning at 10:00 a.m. eastern time on April 20, 2006 and ending at midnight April 27, 2006 by calling (888) 286-8010. The passcode for the audio replay is 84848704.
About MedImmune, Inc.
MedImmune strives to provide better medicines to patients, new medical options for physicians, rewarding careers to employees, and increased value to shareholders. Dedicated to advancing science and medicine to help people live better lives, the company is focused on the areas of infectious disease, cancer and inflammatory diseases. With more than 2,200 employees worldwide, MedImmune is headquartered in Maryland. For more information, visit the company’s website at www.medimmune.com.
Cervarix® is a registered trademark of GlaxoSmithKline
- Tables Follow -

MEDIMMUNE REPORTS FINANCIAL RESULTS FOR FIRST QUARTER 2006
MedImmune, Inc.
Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Months Ended
	March 31,
	2006	2005

Revenues:
Product sales	$491.6	$508.7
Other revenue	6.4	1.1

Total revenues	498.0	509.8

Costs and expenses:
Cost of sales	123.1	119.8
Research and development	87.9	69.3
Selling, general and administrative (1)	211.9	157.5
Other operating expenses	2.7	2.6

Total expenses	425.6	349.2

Operating income	72.4	160.6
Interest income, net	13.0	14.7
Gain (loss) on investment activities	(0.8)	0.3

Earnings before income taxes	84.6	175.6
Provision for income taxes	37.6	61.5

Net earnings	$47.0	$114.1

Basic earnings per share	$0.19	$0.46

Shares used in computing basic earnings per share	247.9	248.1

Diluted earnings per share (2)	$0.18	$0.45

Shares used in computing diluted earnings per share (2)	260.0	257.2

(1)	In August 2005, the company acquired full promotion rights in the U.S. for Synagis, effective July 1, 2006. In connection with this transaction, the company recorded an intangible asset of $360.4 million which represents the fair value of the exclusive promotion rights, determined as the aggregate value of the probable additional payments to be made as a result of the amended terms of the agreement in excess of the value of the co- promotion services to be rendered, as determined under the previous agreement. Amortization expense of $43.1 million was recognized during the first quarter of 2006, and is included in selling, general & administrative expense in the consolidated statements of operations.
(2)	In accordance with EITF No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share,” which became effective during 2004, the company’s 1% Convertible Senior Notes, which represent 7.3 million potential shares of common stock, are now included in diluted earnings per share using the if-converted method, regardless of whether the market price trigger has been met, unless the effect is anti-dilutive. Earnings used in computing diluted earnings per share, after assumed conversion of convertible notes, was $47.5 million and $114.7 million for the three months ended March 31, 2006 and 2005, respectively.

MEDIMMUNE REPORTS FINANCIAL RESULTS FOR FIRST QUARTER 2006
MedImmune, Inc.
Reconciliation of GAAP Results to Adjusted Results
(in millions, except per share data)
Presented in the following table is a reconciliation of reported net earnings under accounting principles generally accepted in the U.S. (GAAP) to net earnings excluding the impact of employee stock-based compensation expense.

	Three Months Ended
	March 31,
	2006	2005

	(Unaudited)
Item:
Net earnings, as reported (1)	$47.0	$114.1
Share-based compensation expense (2)
Cost of sales	0.4	—
Research and development	3.7	—
Selling, general and administrative	5.6	—

	9.7	—
Income taxes - deductible portion (3)	(1.7)	—

	8.0	—
Income taxes - nondeductible portion (3)	4.1	—

Net earnings, as adjusted	$59.1	$114.1

Basic earnings per share, as reported	0.19	0.46
Diluted earnings per share, as reported	0.18	0.45
Basic earnings per share, as adjusted	0.24	0.46
Diluted earnings per share, as adjusted	0.23	0.45

Shares used to compute earnings per share:
Basic, as reported	247.9	248.1
Diluted, as reported	260.0	257.2

Basic, as adjusted	247.9	248.1
Diluted, as adjusted	259.7	257.2

(1)	Prepared in accordance with accounting principles generally accepted in the United States (GAAP).
(2)	Represents the addback of the noncash employee share-based compensation expense.
(3)	Share-based compensation expense is comprised of incentive stock options, non-qualified stock options and the discount on stock purchased by employees. If incentive stock options are exercised and sold or stock purchased by employees through the employee stock purchase plan is sold within one year, becoming non-qualifying dispositions, the company will be allowed to recognize tax deductions at that time. Until that time, the company must assume that no tax deduction is allowed. Separately identified in this table for the quarter is the tax deduction allowed for non-qualified stock option expense and the nondeductible portion attributable to incentive stock options and the discounted employee stock purchase plan.

MEDIMMUNE REPORTS FINANCIAL RESULTS FOR FIRST QUARTER 2006
MedImmune, Inc.
Condensed Consolidated Balance Sheets (1)
(in millions)

	March 31,	December 31,
	2006	2005

	(unaudited)	(audited)
Assets:
Cash and marketable securities	$1,637.7	$1,471.9
Trade and contract receivables, net	283.9	284.3
Inventory, net	70.5	69.4
Deferred taxes, net	162.1	186.6
Property and equipment, net	399.4	381.4
Intangible assets, net (2)	278.2	323.5
Other assets	59.1	62.9

	$2,890.9	$2,780.0

Liabilities and Shareholders’ Equity:
Accounts payable	$36.8	$37.0
Accrued expenses	403.9	335.1
Other liabilities (2)	276.2	331.2
Debt	505.9	506.2
Shareholders’ equity	1,668.1	1,570.5

	$2,890.9	$2,780.0

Common shares outstanding	248.7	247.0

(1)	Certain prior period amounts have been reclassified to conform to current presentation.

(2)	In August 2005, the company acquired full promotion rights in the U.S. for Synagis®, effective July 1, 2006. In connection with this transaction, the company recorded an intangible asset of $360.4 million which represents the fair value of the exclusive promotion rights, determined as the aggregate value of the probable additional payments to be made as a result of the amended terms of the agreement in excess of the value of the co-promotion services to be rendered, as determined under the previous agreement. In addition, certain of the additional payments under the agreement totaling $252.5 million that the company deems probable have been aggregated and recorded as liabilities in the consolidated balance sheet.